Exhibit 99.1

                                                              September 15, 2003

  Important Notice Concerning Your Rights Under the
  VSE Corporation Employee ESOP/401(k) Plan

  Dear VSE Employees:

  1. This notice is to inform you that the VSE Corporation Employee ESOP/401(k) will be changing the 401(k) Plan administrator and record keeper from Putnam Investments to Merrill Lynch effective November 1, 2003.

  2. As a result of these changes, you temporarily will be unable to direct or diversify investments in your individual accounts, obtain a loan from the plan, or obtain a distribution from the plan. This period, during which you will be unable to exercise these rights otherwise available under the plan, is called a "blackout period." Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

  3. The blackout period for enrollments, loans, and distributions will begin on Friday, October 17, 2003. This means all paperwork for these services must be sent to the Corporate Human Resources Department on or before Friday, October 17, 2003 for processing. The blackout period for investment fund transfers, election changes, and other website services will begin on Tuesday, October 28, 2003 at 3:00 pm (Eastern Time). Putnam Investments will be unable to process transaction requests after that time. This is referred to as the beginning of the "inquiry-only period."

  Although Putnam and its phone representatives will not be able to process any further transactions, you will be able to access your account balance on the Plan's Putnam Internet site or via the Voice Response Unit. The blackout period will end on Friday, November 21, 2003. If the conversion process is completed before November 21, 2003, we will advise you of the new date.

  4. During the blackout period you will be unable to direct or diversify the assets held in your plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

  5. Federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any blackout period in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans.

  6. If you have any questions concerning this notice, you should contact
  VSE Corporation, June James, Benefits Manager, 2550 Huntington Avenue, Alexandria, VA 22303, (703) 329-4215 or email at jjjames@vsecorp.com. You may also contact Liz Price, Director of Human Resources at (703) 329-4233 or email at emprice@vsecorp.com.